Sub-Advisory Agreement

between

American Realty Capital Income Properties Advisors, LLC

and

Northcliffe Sub-Advisor, LLC

October 1, 2010

i

14.2 Termination	16
14.3 Survival upon Termination	17
14.4 Payments on Termination and Survival of Certain Rights and Obligations	17
Article 15 – Assignment	18
Article 16 – Indemnification and Limitation Of Liability	18
Article 17 – Miscellaneous	18
17.1 Notices	18
17.2 Modification	19
17.3 Severability	19
17.4 Construction	19
17.5 Entire Agreement	19
17.6 Waiver	19
17.7 Gender	20
17.8 Titles Not to Affect Interpretation	20
17.9 Counterparts	20

ii

Sub-Advisory Agreement

This Sub-Advisory Agreement, dated as of October 1, 2010 (the “Agreement”), is between, American Realty Capital Income Properties Advisors, LLC, a Delaware limited liability company (the “Advisor”) and Northcliffe Sub-Advisor, LLC, a Delaware limited liability company (the “Sub-Advisor”).

W I T N E S S E T H

WHEREAS, Corporate Income Properties – ARC, Inc., a Maryland corporation (the “Company”) has appointed Advisor as its advisor pursuant to the Advisory Agreement between the Company and the Advisor, dated as of even date herewith (as the same may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Advisory Agreement”);

WHEREAS, the Advisor desires to avail itself of the knowledge, experience, contacts, sources of information, advice, assistance and certain facilities available to the Sub-Advisor and to have the Sub-Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of the Advisor, and subject to the supervision of, the Board of Directors of the Company, all as provided herein; and

WHEREAS, the Sub-Advisor is willing to undertake such duties and responsibilities, subject to the supervision of the Board of Directors of the Company, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the Parties hereto agree as follows:

Article 1

Definitions

Capitalized and other terms that are defined in the Advisory Agreement but not otherwise defined in this Agreement have the respective meanings ascribed to such terms in the Advisory Agreement, a copy of which is attached hereto as Appendix A.

The following defined terms used in this Agreement shall have the meanings specified below:

“Advisor” has the meaning set forth at the head of this Agreement.

“Advisory Agreement” has the meaning set forth in the recitals.

“Affiliate” has the meaning set forth in the Advisory Agreement. For the avoidance of doubt, none of the Company, the Sub-Advisor, any subsidiary of the Company, any subsidiary of the Sub-Advisor and any other Person controlled by, controlling or under common control with American Realty Capital Income Properties Advisors, LLC or Northcliffe Sub-Advisor, LLC shall be an Affiliate of the Advisor.

“Agreement” has the meaning set forth in the preamble.

“Company” has the meaning set forth in the recitals hereto.

“Dealer Manager” means Realty Capital Securities, LLC, a Delaware limited liability company, in its capacity as dealer manager pursuant to the Dealer Manager Agreement.

“Dealer Manager Agreement” means that dealer manager agreement, dated as of even date herewith, between the Company and the Dealer Manager, providing for the distribution of the Shares.

“Effective Date” means the initial Effective Date (as defined in the Dealer Manager Agreement).

“Excluded Services” has the meaning set forth in Article 2 of this Agreement.

“Immediate Family Member” means, with respect to a Key Person: (i) any of such Key Person’s parents and siblings, spouse and descendants and any of the spouses of such descendants (collectively, the “Individual Group”); (ii) any trust, the beneficiaries of which consist exclusively of one or more members of the Individual Group (collectively, the “Family Trusts”); and (iii) any entity which is controlled by, directly or indirectly, one or more members of the Individual Group and/or one or more of the Family Trusts.

“Initial Capital” has the meaning set forth in Section 7.1 of this Agreement.

“Investment Committee” means a committee of four persons consisting of the Chief Executive Officer of the Advisor, the Chief Executive Officer of the Sub-Advisor, the Chief Investment Officer of the Sub-Advisor and the President of the Advisor.

“Key Person” means (i) with respect to the Advisor, each of William Kahane and Nicholas Schorsch and their respective heirs, legal representatives and executors, and (ii) with respect to the Sub-Advisor, each of Gordon F. DuGan and Benjamin P. Harris and their respective heirs, legal representatives and executors.

“Offering Period” has the meaning set forth in the Dealer Manager Agreement.

“Party” or “Parties” refer to the Advisor or the Sub-Advisor or both, as the case may be.

“Prospectus” has the meaning set forth in the Dealer Manager Agreement.

“Reference Date” means the first date the Company breaks escrow on stockholder subscriptions in the Initial Public Offering.

“Sub-Advisor” has the meaning set forth at the head of this Agreement.

“Transfer Restriction Period” means, with respect to the Sub-Advisor, the Offering Period plus 12 months, and with respect to the Advisor, the Offering Period plus six months.

Article 2

Appointment

The Advisor, pursuant to its authority to delegate all of its rights and powers to manage and control the business and affairs of the Company to the Sub-Advisor pursuant to Section 4.1 of the Advisory Agreement, hereby appoints the Sub-Advisor to serve as the Sub-Advisor for the Company. The Sub-Advisor hereby accepts such appointment. The Advisor delegates, and the Sub-Advisor agrees to perform, all the duties of the Advisor set forth in the Advisory Agreement, except those described in Section 3.1, paragraphs (3), (4), (6), (7), (8), (9), (11), (12), (14), (15), (16), and (18) of Section 3.3(B), and Section 3.4 of the Advisory Agreement (“Excluded Services”).

Article 3

Duties of the Sub-Advisor

Under the Advisory Agreement, the Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets except as provided in Article 2 above. Consistent with Article 2 hereof, the Sub-Advisor undertakes to use commercially reasonable efforts to present to the Company potential investment opportunities and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. Subject to the limitations set forth in this Agreement and the Advisory Agreement, including Article 4 of the Advisory Agreement, consistent with the provisions of the Articles of Incorporation and Bylaws and the continuing and exclusive authority of the Board over the supervision of the Company except as provided in Article 2 above, the Sub-Advisor shall, either directly or by engaging an Affiliate or third party, perform the duties set forth in Article 3 of the Advisory Agreement (a copy of which is attached hereto as Appendix A), which duties are incorporated herein by reference as if fully set forth herein. At such time as the Company has consolidated investment in Properties, Loans and other Permitted Investments amounting to more than $300,000,000 at historical cost, the Sub-Advisor shall have the right, but not the obligation, to assume primary responsibility for performing any or all Excluded Services. The Sub-Advisor’s right to assume Excluded Services may be exercised at any time and from time to time by the Sub-Advisor providing to the Advisor written notice specifically listing the Excluded Services to be assumed.

Article 4

Authority and Certain Activities of Sub-Advisor

The Sub-Advisor shall have the authority set forth in Article 4 of the Advisory Agreement, shall have the authority to establish and maintain bank accounts as set forth in Article 5 of the Advisory Agreement, shall maintain books and records for the Company as set forth in Article 6 of the Advisory Agreement, and shall abide by the limitations of Article 7 of the Advisory Agreement, all of which (i.e., Articles 4 through 7 of the Advisory Agreement) are incorporated herein by reference as if fully set forth herein.

Article 5

Assignment of Payments

As compensation for the services provided pursuant to this Agreement, Advisor hereby assigns payments as follows:

5.1           Acquisition Fees.  The Advisor hereby assigns its right to receive direct payment from the Company of 70% of all Acquisition Fees payable pursuant to Section 8.1 of the Advisory Agreement. The Advisor will submit an invoice to the Company, which the Sub-Advisor shall prepare, following the closing or closings of each acquisition or origination, accompanied by a computation of the Acquisition Fee. The portion of the Acquisition Fee payable to each of the Advisor and Sub-Advisor then will be paid by the Company at the closing of the applicable transaction upon receipt of the invoice by the Company as provided in the Advisory Agreement.

5.2           Asset Management Fees.  The Advisor hereby assigns its right to receive direct payment from the Company of 70% of all Asset Management Fees payable pursuant to the Advisory Agreement. The Advisor will submit a quarterly invoice to the Company, which the Sub-Advisor shall prepare and which shall include a computation of the Asset Management Fee for the applicable period. The Asset Management Fee shall be payable by the Company as provided in the Advisory Agreement.

5.3           Property Management and Leasing Fees.  The Advisor hereby assigns its right to receive direct payment from the Company of 70% of all Property Management and Leasing Fees payable pursuant to the Advisory Agreement.  The Advisor will submit a monthly invoice to the Company, which the Sub-Advisor shall prepare and which shall include a computation of the Property Management and Leasing Fees for the applicable period.  The Property Management and Leasing Fees shall be payable by the Company as provided in the Advisory Agreement.  Notwithstanding the foregoing, if the receipt by the Advisor of all or any part of the Property Management and Leasing Fees would violate applicable law, and if applicable law would permit payment thereof to the Sub-Advisor, then the assignment shall be deemed to be for the Property Management and Leasing Fees (or part thereof) that would violate applicable law if received by the Advisor.  Notwithstanding the foregoing, the Sub-Advisor may assign all or any portion of its right to receive Property Management and Leasing Fees hereunder to such Affiliates of the Sub-Advisor as it shall lawfully designate, and upon receipt of written notice of such assignment, the Advisor and/or Sub-Advisor, as applicable, shall cause the assigned portion of Property Management and Leasing Fees to be remitted directly to the Affiliate to whom such assignment shall be made by the Sub-Advisor.

5.4           Oversight Fees.  The Advisor hereby assigns its right to receive direct payment from the Company of 70% of all Oversight Fees payable pursuant to the Advisory Agreement.  The Advisor will submit a monthly invoice to the Company, which the Sub-Advisor shall prepare and which shall include a computation of the Oversight Fees for the applicable period.  The Oversight Fees shall be payable by the Company as provided in the Advisory Agreement.  Notwithstanding the foregoing, if the receipt by the Advisor of all or any part of the Oversight Fees would violate applicable law, and if applicable law would permit payment thereof to the Sub-Advisor, then the assignment shall be deemed to be for the Oversight Fees (or part thereof) that would violate applicable law if received by the Advisor.

5.5           Disposition Fees.  The Advisor hereby assigns its right to receive direct payment from the Company of 70% of all Disposition Fees payable pursuant to the Advisory Agreement; provided , however , that if the receipt by the Advisor of all or any part of a Disposition Fee for any particular transaction would violate applicable law, and if applicable law would permit payment thereof to the Sub-Advisor, then the assignment shall be deemed to be for the Disposition Fee (or part thereof) associated with that particular transaction that would violate applicable law if received by the Advisor. The portion of the Disposition Fee payable to each of the Advisor and the Sub-Advisor shall be paid by the Company as provided in the Advisory Agreement.

5.6           Financing Fees.  The Advisor hereby assigns its right to receive direct payment from the Company of 70% of all Financing Fees payable to the Advisor pursuant to the Advisory Agreement; provided , however , that if the receipt by the Advisor of a Financing Fee for any particular transaction would violate applicable law, and if applicable law would permit payment thereof to the Sub-Advisor, then the assignment shall be deemed to be for the Financing Fee (or part thereof) associated with that particular transaction that would violate applicable law if received by the Advisor.

5.7           Subordinated Share of Cash from Sales, Settlements and Financings.  The Advisor hereby assigns its right to receive direct payment from the Company of 70% of all Subordinated Share of Cash from Sales, Settlements and Financings payable pursuant to the Advisory Agreement.

5.8           Subordinated Incentive Fee.  The Advisor hereby assigns its right to receive direct payment from the Company of 70% of all Subordinated Incentive Fees payable pursuant to the Advisory Agreement, in whatever form payable by the Company (i.e., cash, Shares or a promissory note).

5.9           Subordinated Performance Fee Due Upon Termination.  The Advisor hereby assigns its right to receive direct payment from the Company of 70% of the Subordinated Performance Fee Due Upon Termination payable pursuant to the Advisory Agreement, in whatever form payable by the Company (i.e., cash, Shares or a promissory note).

5.10           Expense Reimbursements.  Subject to Article 6 of this Agreement and Article 9 of the Advisory Agreement, the Advisor hereby assigns its right to receive direct payment from the Company of expense reimbursements the Sub-Advisor incurs on behalf of the Company or in connection with the services the Sub-Advisor provides to the Company pursuant to this Agreement.

5.11           Assignment. With respect to payment of any fees under Article 5 and notwithstanding the foregoing, the Sub-Advisor may assign all or any portion of its right to receive fees hereunder to such Affiliates of the Sub-Advisor as it shall lawfully designate, and upon receipt of written notice of such assignment, the Advisor and/or Sub-Advisor, as applicable, shall cause the assigned portion of Property Management and Leasing Fees to be remitted directly to the Affiliate to whom such assignment shall be made by the Sub-Advisor.

Article 6

Expenses and Reimbursements

6.1           Organization and Offering Expenses.  Up to the Effective Date, the Advisor shall advance to the Company all Organization and Offering Expenses in excess of the Initial Capital, subject to reimbursement as hereinafter described. The advances shall be made at such times and in such amounts as reasonably requested by the Company. All Organization and Offering Expenses shall be reimbursed to the Advisor out of net proceeds of the Offering subject to the following limitations.

(A)
The Company shall not reimburse the Advisor to the extent such reimbursement would cause the total amount spent by the Company on Organization and Offering Expenses (excluding underwriting and brokerage discounts and commissions but including third party due diligence fees as set forth in detailed and itemized invoices) to exceed 2.5% of Gross Proceeds raised in an Offering as of the termination of such Offering.

(B)
Within 60 days after the end of the month in which an Offering terminates, the Advisor shall reimburse the Company for Organization and Offering Expenses (excluding underwriting and brokerage discounts and commissions, but including third-party due diligence fees as set forth in detailed and itemized invoices) exceeding 2.5% of Gross Proceeds raised in such Offering.

(C)	The Company shall not reimburse the Advisor for any Organization and Offering Expenses that the Conflicts Committee determines are not fair and commercially reasonable to the Company.

(D)	The Company shall not make any reimbursement for any of the following Organization and Offering Expenses incurred by the Dealer Manager that are to be paid out of the Dealer Manager’s fee:

(1)	participating broker-dealer expense reimbursements (including meals with financial advisors and participating broker-dealer client seminars);

(2)	sales seminars sponsored by participating broker-dealers;

(3)	promotional items;

(4)	marketing support;

(5)	expenses in connection with bona fide training and educational meetings;

(6)	wholesaling commissions, wholesaling salaries and wholesaling expense reimbursements (including travel, meals and lodging in connection with the Offering);

(7)	occasional meals and entertainment expenses of participating broker-dealers; and

(8)
legal fees and expenses of the Dealer Manager associated with FINRA-related filings or the drafting and review of any dealer manager agreements, participating broker-dealer agreements and due diligence agreements.

6.2           Operating Expenses.  The Sub-Advisor shall advance to the Company or shall otherwise pay all Operating Expenses, as incurred. Such Operating Expenses shall be reimbursed to the Sub-Advisor in the manner described in Article 9 of the Advisory Agreement.

6.3           All Other Expense Reimbursements.  All other expenses shall be advanced to the Company or otherwise paid in the proportion of 30% by the Advisor and 70% by the Sub-Advisor, and all reimbursements of such expenses will be apportioned between the Advisor and Sub-Advisor in the same proportions.

Article 7

Voting and Other Agreements

7.1           Purchase of Shares.  The Advisor and Sub-Advisor will acquire Shares from the Company in the following amounts (the “Initial Capital”):  Advisor - $60,000; Sub-Advisor - $140,000. The Shares shall be purchased from the Company at a price of $10.00 per Share.

7.2           Election of Directors.  The Advisor and Sub-Advisor each agrees, with respect to any Shares now or hereinafter owned by it, to vote such Shares in favor of the Advisor’s nominee for the Board and the Sub-Advisor’s nominees for the Board. As of the date hereof, the Advisor’s nominee for the Board is Nicholas Schorsch, and the Sub-Advisor’s nominee is Gordon F. DuGan.

7.3           Other Voting of Shares.  The Advisor and Sub-Advisor each agrees that, with respect to any Shares now or hereinafter owned by it, neither will vote or consent on matters submitted to the Stockholders of the Company regarding (i) the removal of the Advisor or any Affiliate of the Advisor; (ii) the removal of the Sub-Advisor or any Affiliate of the Sub-Advisor; (iii) any transaction between the Company and the Advisor or any of its Affiliates; or (iv) any transaction between the Company and the Sub-Advisor or any of its Affiliates. This voting restriction shall survive until such time that the Advisor is no longer serving as such.

7.4           Major Decisions.

(A)
Subject to Sections 7.3(C) and 7.3(D) with respect to the Company, all major decisions of the Company set forth below in clauses (A)(1) through (A)(6) (“Major Decisions”) shall be subject to the Company’s Articles of Incorporation and joint approval by the Advisor and Sub-Advisor. For the avoidance of doubt, Major Decisions specifically exclude any decisions regarding the day-to-day operations of the Company, the decision-making authority for which has been delegated to the Sub-Advisor pursuant to this Agreement. Major Decisions shall consist of the following:

(1)	Retention of investment banks for the Company;

(2)	Marketing methods for the Company’s sale of Shares;

(3)	Extending, initiating or terminating the Initial Public Offering or any subsequent Offering of the Shares;

(4)
Issuing press releases involving the major decisions of the Company or the Advisor or Sub-Advisor or their Affiliates with respect to the business or operations of the Company; provided , that the Sub-Advisor need not obtain consent to any press releases regarding acquisitions or dispositions of Properties, Loans or other Permitted Investments; and provided further, however , that notwithstanding the immediately preceding proviso, any mention of the Advisor or its Affiliates in such press releases regarding acquisitions or dispositions shall be pre-approved by the Advisor;

(5)	Selling substantially all of the Company’s assets and properties, effecting a Listing or consummating an Other Liquidity Event; and

(6)	Merging or otherwise engaging in any change of control transaction for the Company.

(B)
Notwithstanding anything in this Agreement to the contrary, if the Parties do not agree to any action constituting a Major Decision that is described in any of clauses (A)(1) through (A)(6) above and that has been proposed by either Party, the Parties shall meet (in person or by phone) to discuss the issue in dispute in good faith over the five-business day period beginning with the delivery of notice of the proposed action to the other Party.

(C)
This subparagraph (c) shall apply to acquisitions and dispositions of Properties, Loans and Permitted Investments.  The parties acknowledge that the Advisor and the Sub-Advisor shall establish and administer the Investment Committee.  The Investment Committee shall be responsible for recommending and approving or authorizing on behalf of the Company, within the guidelines set forth herein, all acquisitions and dispositions of Properties, Loans and Permitted Investments.  The Investment Committee shall act upon majority vote of its members.  However, in the event of a deadlock or tie in the vote of the members of the Investment Committee with respect to a proposed transaction, the Investment Committee will have no authority to approve, and a majority of the independent directors must approve, the proposed transaction.  Notwithstanding anything in this Agreement to the contrary, (but subject to Section 7.3(D) and to the limitations of authority on the Investment Committee imposed herein or by the Company’s Articles of Incorporation, bylaws or duly adopted resolution of the Board), (1) unanimous or joint approval of the Advisor and the Sub-Advisor shall not be required for any acquisition or disposition of any Property, Loan or Permitted Investment, (2) the Investment Committee shall not have the authority to authorize, approve or consummate, without the affirmative action of the Board of Directors, any acquisition or disposition of any Property, Loan or Permitted Investment (or group of Properties, Loans or Permitted Investments to be acquired or sold in a single transaction) that would involve the investment or disposition of more than the lesser of $50,000,000 or 25% of the Company’s assets or that is the subject of either a joint venture between the Company and an affiliate of either the Advisor or Sub-Advisor or that an affiliate of the Advisor or Sub-Advisor is pursuing independent of the Company, (3) the Sub-Advisor and the Advisor shall discuss each proposed acquisition or disposition transaction (either in person or by phone) prior to either Party making any recommendation of the proposed transaction to the Board of Directors, and (4) the Sub-Advisor and the Advisor shall each give due consideration to the opinions of the other Party. Ordinarily, such discussions shall begin at least five business days before a recommendation is made to the Board of Directors; however, if in the sole discretion of the Sub-Advisor it is in the best interest of the Company to make a recommendation to the Board of Directors more promptly, then the Sub-Advisor may do so. In the event the Parties do not agree as to whether to recommend the proposed transaction to the Board of Directors, the Sub-Advisor’s decision shall govern.  With respect to any purchase or disposition transaction that is within the Investment Committee’s transaction limits as stated in this subparagraph (C), the Investment Committee’s authority is conditioned upon the Sub-Advisor providing to the Board of Directors at least five business days before execution of any definitive agreement with respect to a transaction (or at least five business days before a definitive agreement becomes binding and enforceable against the Company with no termination right) a summary of the material terms and conditions and expected financial impact of the transaction and the material risks of the transaction.

(D)
Notwithstanding the provisions of this Section 7.3 or any other provision in this Agreement to the contrary, in all events, including Major Decisions, the Company will be managed under the direction of the Board of Directors.

(E)
Notwithstanding anything in this Agreement to the contrary (but subject to Section 7.3(D)), the Sub-Advisor shall have sole authority to act on behalf of the Company regarding amending the Advisory Agreement.

Article 8

Relationship of Sub-Advisor and Advisor and their Affiliates;
Other Activities of the Advisor and Sub-Advisor

8.1           Relationship.  The Advisor and the Sub-Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Except as set forth in Section 8.4 , nothing herein contained shall prevent the Advisor or Sub-Advisor from engaging in or earning fees from other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or Sub-Advisor, respectively, or any of their Affiliates, nor shall this Agreement limit or restrict the right of any manager, director, officer, member, partner, employee or equity holder of the Advisor or Sub-Advisor or their Affiliates to engage in or earn fees from any other business or to render services of any kind to any other Person. The Sub-Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein, and earn fees for rendering such advice and service. Specifically, it is contemplated that the Company may enter into Joint Ventures or other similar co-investment arrangements with certain Persons, and pursuant to the agreements governing such Joint Ventures or other similar co-investment arrangements, the Advisor or the Sub-Advisor may be engaged to provide advice and service to such Persons, in which case, the Advisor or the Sub-Advisor, as applicable, will earn fees for rendering such advice and service. Each of the Advisor and the Sub-Advisor shall promptly disclose to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or which would reasonably result in a conflict of interest between its obligations to the Company and its obligations to or its interest in any other Persons (it being understood and agreed that the conditions and circumstances referred to in the second paragraph of Section 8.4(A) are deemed to have been disclosed to the Board for purposes of this Section 8.1).

8.2           Time Commitment.  The Sub-Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement. Each Party acknowledges that the other Party and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.

8.3           Advisor and Sub-Advisor Meetings.  The Parties shall meet on a regular basis (frequency to be determined) to discuss and consult with one another regarding the Company and its assets and opportunities. Advisor and Sub-Advisor shall cause their respective principals to meet (in person or by phone) with representatives of each other upon the request of either Party. The Parties will provide each other information regarding the operations and acquisitions of the Company as reasonably requested by the other. Each of Advisor and Sub-Advisor shall have direct access to the books and records of the Company and of each attorney, accountant, servicer and other contracting party of the Company (except to the extent such attorney represents either Party with respect to this Agreement).

8.4           Investment Opportunities and Allocation.

(A)
If an investment opportunity becomes available to the Company that meets the investment criteria and is otherwise suitable, under all the factors considered by the Sub-advisor or Advisor, for both the Company and any Affiliates of the Advisor or Sub-Advisor, and for which any such Affiliate has sufficient uninvested funds and a desire to acquire such investment, then the Sub-Advisor will seek to collaborate with such Affiliate for the purchase of such investment, either in a joint venture or some other form of joint ownership. If the parties are unable to collaborate or joint venture the investment, then they will be free to compete with each other for the purchase of such investment.

Notwithstanding the preceding, however, the Advisor or any Affiliate of the Advisor shall be permitted to pursue any opportunity or to offer any opportunity to a third party in respect of (i) any net leased retail, office and industrial property or other property consistent with the investment policies of American Realty Capital Trust, Inc., (ii) any commercial real estate or other real estate investment that relates to office, retail, multi-family residential, industrial and hotel property types, located primarily in the New York metropolitan area or other property consistent with the investment policies of American Realty Capital New York Recovery REIT, Inc., or (iii) any investment to be made by a contemplated non-traded REIT (the “ Identified REIT ”) that the Advisor reasonably determines does not conflict with the stated investment policies and objectives of the Company.

(B)
Notwithstanding the preceding, the restrictions in clauses (A) and (B) will commence upon commencement of the Offering Period and will cease to be effective upon termination of the Offering Period or, if later, the time when all equity raised during the Offering Period has been substantially invested or committed to investment.

(C)
Except as provided in this Section 8.4, none of the Advisor and the Sub-Advisor nor any of their respective Affiliates shall be obligated generally to present any particular investment opportunity to the Company.

8.5           Prospectus Guidance.  Sub-Advisor has read and will abide by the Prospectus with respect to the Company’s investment objectives, targeted assets and investment restrictions, targeted markets, leverage, distribution policy, and investor profile except to the extent directed by the Board.

Article 9

Dealer Manager

The Parties agree to use their best efforts to cause the Company, subject to approval by the Company’s Board of Directors, to enter into the Dealer Manager Agreement with the Dealer Manager on terms consistent with the “Plan of Distribution” section of the Prospectus.

Article 10

The Northcliffe and ARC Names

The Parties acknowledge and reaffirm the rights and obligations set forth with respect to their proprietary interests in their respective names as set forth in Article 12 of the Advisory Agreement.

Article 11

Other Agreements

11.1           [Reserved].

11.2           Property Level Agreements. As soon as practicable following the date that is six months after the initial closing of the Initial Public Offering, the Parties agree to use their best efforts to cause the Company, subject to approval by the Company’s Board of Directors, to enter into a Master Property Management and Leasing Agreement with an Affiliate of the Sub-Advisor consistent with the description of the same in the Prospectus. Advisor shall have the right to review and comment upon such master agreement, and to approve such master agreement (such approval not to be unreasonably withheld), prior to submission to the Board. Advisor agrees that it shall have no right in the fees generated pursuant to such master agreement.

11.3           Advisor, Advisory Agreement and Dealings with Company.

(A)
Advisor agrees to inform and make Sub-Advisor a party to all negotiations between Advisor and the Company regarding any proposed amendment of the Advisory Agreement. No amendment to the Advisory Agreement will be agreed upon or permitted if such amendment would impact the rights or obligations of the Sub-Advisor without the Sub-Advisor’s consent and signature.

(B)	Advisor agrees to allow Sub-Advisor to present and recommend to the Company all investment opportunities recommended by Sub-Advisor.

Article 12

Certain Transfers

12.1           Transfers. The Parties have selected one another based on the experience and personnel of each other and their Affiliates. Accordingly, each Party agrees that it is mutually desirable to restrict changes in ownership of each Party. Each Party agrees to amend, to the extent necessary, its governing documents to restrict transferability of any direct or indirect interest in such Party by such Party’s Key Persons unless both Parties jointly agree as otherwise permitted by this Article 12 ; provided , however , that any transfer of an interest in either Party by any of such Party’s Key Persons, by any entity controlled by a Key Person of such Party or by any Immediate Family Member of a Key Person of such Party shall be permitted without any approval so long as (i) the transferee of such interest is an Immediate Family Member of a Key Person of such Party, and (ii) one or more of the Key Persons of such Party retain management and voting control over such interest held by such transferee at all times after the applicable transfer occurs.

12.2           Prohibited Transfers.

(A)
Except for Permitted Transfers and other transfers made in accordance with, and as permitted by, this Agreement, neither Party (1) will allow any direct or indirect transfer of interests therein by its applicable Key Persons, and (2) will directly or indirectly transfer any part of its direct or indirect ownership interest in the Company (if any), whether in each such case voluntarily or by foreclosure, assignment in lieu thereof or other enforcement of a pledge, hypothecation or collateral assignment without the prior approval of the other Party.

(B)	“Permitted Transfer” (for which no approval by the other Party shall be required) means either of the following:

(1)
any transfer of all or any portion of the direct or indirect interest in the Company held by a Party (if any) to any Affiliate of such Party; provided , however , that in each such case the transferee executes an instrument agreeing to be bound by the provisions of this Agreement to the extent applicable to the transferor; and

(2)
any transfer of all or any portion of the direct or indirect interest in a Party held, directly or indirectly, by such Party’s Key Persons or Immediate Family Members; provided , however , that either (a) either or both of such Party’s Key Persons remain involved with the material decision-making and actions of such Party for the applicable Transfer Restriction Period (for the sake of clarity, after the applicable Transfer Restriction Period, each Party is permitted to allow the effecting of a transfer of all or any portion of the direct or indirect interest in such Party without regard to the continued involvement of such Party’s Key Persons) or (b) in the case of the Advisor, the transfer occurs after the Offering Period and the applicable transferee agrees to cede any decision making and governance authority relating to the Company (including making Major Decisions) to the Sub-Advisor.

Article 13

Representations, Warranties, and Agreements

13.1           The Advisor and the Sub-Advisor each hereby represents and warrants to, and agrees with, the other as follows:

(A)	Such Party is duly formed and validly existing under the laws of the jurisdiction of its organization;

(B)	Such Party has full power and authority to enter into this Agreement and to conduct its business to the extent contemplated in this Agreement;

(C)
This Agreement has been duly authorized, executed and delivered by such Party and constitutes the valid and legally binding agreement of such Party, enforceable in accordance with its terms against such Party, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights generally, and by general equitable principles.

(D)
The execution and delivery of this Agreement by such Party and the performance of its duties and obligations hereunder do not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate to which such Party is a party or by which it is bound or to which its properties are subject or require any authorization or approval under or pursuant to any of the foregoing, or violate any statute, regulation, law, order, writ, injunction, judgment or decree to which such Party is subject;

(E)
Such Party is not aware of any facts pertaining to such Party or its Affiliates that would cause such Party, or any of such Party’s Affiliates, to be unable to discharge timely the obligations of such Party or its Affiliates under this Agreement or the obligations of the Company under any agreement to which any of them is a party;

(F)
To the knowledge of such Party, no consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the part of such Party is required for the execution and delivery of this Agreement by such Party and the performance of its obligations and duties hereunder and such execution, delivery and performance shall not violate any other agreement to which such Party is bound;

(G)
Such Party recognizes that Bass, Berry & Sims PLC is representing and in the future may represent the Sub-Advisor, its Affiliates and the Company with respect to matters in this Agreement and on other unrelated matters, and acknowledges that it has been notified of this representation and that it has been suggested that it retain independent counsel in reviewing this Agreement and the terms agreed to herein. The Advisor hereby waives all conflicts of interest regarding Bass, Berry & Sims PLC with respect thereto and hereby waives all rights to disqualify Bass, Berry & Sims PLC from representing the Sub-Advisor, its Affiliates, and the Company in any matter at any time;

(H)
Such Party recognizes that Bass, Berry & Sims PLC is representing and in the future may represent the Advisor, the Dealer Manager, their Affiliates and the Company with respect to matters in this Agreement and on other unrelated matters, and acknowledges that it has been notified of this representation and that it has been suggested that it retain independent counsel in reviewing this Agreement and the terms agreed to herein. The Sub-Advisor hereby waives all conflicts of interest regarding Bass, Berry & Sims PLC with respect thereto and hereby waives all rights to disqualify Bass, Berry & Sims PLC from representing the Advisor, the Dealer Manager, their Affiliates and the Company in any matter at any time;

(I)
Except as specifically provided in this Agreement, such Party is not relying upon the other Party, the Company or their respective Affiliates or advisors, in connection with any of the matters referred to in this Agreement, including any projections, information, due diligence, representations or warranties (express or implied, oral or written), statements or other matters concerning the Company, the other Party, or otherwise, and each Party hereby confirms that it has conducted an independent investigation of the facts regarding the same (or has chosen not to do so at such Party’s peril);

(J)
The Party is not acting as the representative or agent or in any other capacity, fiduciary or otherwise, on behalf of another Person in connection with the Company or the other matters referred to in this Agreement;

(K)
Such Party is aware that the other Party and/or Affiliates of such other Party now and in the future shall be, and in the past have been, engaged in businesses which are competitive with that of the Company. Each of the Parties hereby acknowledges and agrees that the Parties’ obligations with respect to all future activities which are in competition with the Company are as set forth in Article 8 ;

(L)
Such Party is aware that compensation and reimbursements may be payable to Affiliates of the Parties by the Company, as addressed in this Agreement, the Advisory Agreement and the Dealer Manager Agreement;

(M)
No Party is required to cause the controlling persons of such Party to devote any specific portion of their time to Company business other than as necessary to fulfill such Parties’ obligations under this Agreement and the Advisory Agreement, as the case may be, and such controlling persons are expected to spend substantial amounts of their time on activities that are unrelated to the Company;

(N)	Such Party understands that the other Party is relying on the accuracy of the representations set forth in this Article 13 in entering into this Agreement;

(O)	Such Party has not granted to any third party rights that would be inconsistent with the rights granted to the other Party by this Agreement;

(P)	Such Party has all requisite licenses to do and perform all acts and receive all fees as contemplated by this Agreement and the Advisory Agreement; and

(Q)
None of its principals has been convicted of any felony, or convicted of any misdemeanor involving moral turpitude (including fraud), or entered a plea of nolo contendere in connection with any felony or any such misdemeanor.

13.2         The Sub-Advisor hereby represents and warrants to, and agrees with, the Advisor as follows:

(A)
The staff and employees of the Sub-Advisor and its Affiliates have the skills, knowledge of and expertise in property selection, acquisitions/development, financing, asset and property management, and dispositions as to perform their respective duties and obligations hereunder; and

(B)
The Sub-Advisor is sophisticated in real estate and securities transactions, has been granted access to such financial and other material information concerning the Company, the other Party and the other Party’s Affiliates, and their respective current and anticipated operations and such due diligence materials as it deems necessary or advisable, as it has requested or may require in connection with its investment (including an advance of expenses that may be reimbursed) in the Company, is able, either directly or through its agents and representatives, to evaluate such information and any due diligence materials provided or made available to it from time to time hereunder, and is able to bear the financial risk of loss presented by an investment in the Company, particularly in light of the risks that would be disclosed by a detailed analysis thereof (its access to which, to the full extent any Party has requested, hereby is confirmed by each Party);

Article 14

Term and Termination of the Agreement

14.1        Term.  This Agreement shall have an initial term of one year from the date hereof and shall be renewed for an unlimited number of successive one-year terms upon renewal of the Advisory Agreement. This Agreement shall be co-terminus with the Advisory Agreement and, except as otherwise provided herein (including Section 14.2 below) or in the Advisory Agreement, this Agreement shall terminate at such time as the Advisory Agreement terminates and the Advisory Agreement shall terminate at such time as this Agreement terminates.  Notwithstanding the foregoing, or anything in this Agreement or the Advisory Agreement to the contrary, if the Advisory Agreement is terminated by the Company on account of actions by the Advisor or events affecting the Advisor described in paragraphs (B), (C), (D) or (F)(2) below, then the Company may enter into a new advisory agreement with the Sub-Advisor or an affiliate thereof containing the same or similar terms as those contained herein.

14.2         Termination.  Subject to last sentence of Section 14.1:

(A)
This Agreement may be terminated (1) by the Advisor upon 60 days’ prior written notice by the Advisor to the Sub-Advisor with approval of a majority of the Conflicts Committee (in which event the Advisory Agreement will likewise terminate at the effective time of termination hereof), or (2) by the Sub-Advisor upon 60 days’ prior written notice by the Sub-Advisor to the Advisor (in which event the Advisory Agreement shall not terminate);

(B)
This Agreement may be terminated by the Sub-Advisor, if the Conflicts Committee of the Board shall reasonably determine that the Advisor shall have materially breached this Agreement (in which event the Advisory Agreement will likewise terminate at the effective time of termination hereof if such material breach shall be a failure of the Advisor to pay, or cause to be paid, any amount owed to the Sub-Advisor pursuant to Article 5 or Section 6.2 or Section 6.3 hereof) and may be terminated  by the Advisor if the Conflicts Committee of the Board shall reasonably determine that the Sub-Advisor shall have materially breached this Agreement (in which event the Advisory Agreement shall not terminate); provided , however , that the breaching party shall have 30 calendar days after the receipt of notice of such breach from the other party to cure such breach;

(C)
This Agreement may be terminated by the Advisor if the Sub-Advisor shall be subject to an allegation that it has committed any fraud, criminal conduct, gross negligence or willful misconduct in any action or failure to act undertaken by the Sub-Advisor pertaining to or having a detrimental effect upon the ability of the Sub-Advisor to perform its respective duties hereunder and the Conflicts Committee shall have determined, after providing the Sub-Advisor with an opportunity for a hearing and to cure any damage, that such allegation shall have had a material adverse effect on the Company that can only be remedied by termination of this Agreement, or, in any event, if and when a court or regulatory authority of competent jurisdiction shall have returned a final non-appealable order or ruling that the Sub-Advisor is guilty of or liable with respect to such conduct (in either which case the Advisory Agreement shall not terminate by reason of termination of this Agreement);

(D)
This Agreement may be terminated by either Party, if the other Party (1) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (2) consents to the entry of an order for relief in an involuntary case under any such law, (3) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for the other Party or for any substantial part of its property, or (4) makes any general assignment for the benefit of creditors under applicable state law (in either which case the Advisory Agreement shall not terminate by reason of the termination of this Agreement);

(E)
This Agreement may be terminated by either Party, if: (1) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect has been commenced against the other Party, and such case has not been dismissed within 60 days after the commencement thereof; or (2) a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) has been appointed for the other Party or has taken possession of the other Party or any substantial part of its property, and such appointment has not been rescinded or such possession has not been relinquished within 60 days after the occurrence thereof (in either which case the Advisory Agreement shall not terminate by reason of termination of this Agreement); or

(F)
This Agreement may be terminated at any time within five years after the Effective Date (1) by the Advisor if Gordon F. DuGan and Benjamin Harris cease to be actively involved in the management of the Sub-Advisor (in which case the Advisory Agreement shall not terminate by reason of termination of this Agreement) and (2) by the Sub-Advisor if both Nicholas Schorsch and William N. Kahane cease to be actively involved in the management of the Advisor (in which case the Advisory Agreement shall terminate by reason of termination of this Agreement).

14.3           Survival upon Termination.  Notwithstanding anything else that may be to the contrary herein, the expiration or earlier termination of this Agreement shall not relieve a party for liability for any breach occurring prior to such expiration or earlier termination. The provisions of Articles 1, 5, 6, 10, 13, 14, 16, and 17 shall survive termination of this Agreement.

14.4           Payments on Termination and Survival of Certain Rights and Obligations.  After termination of this Agreement, the Sub-Advisor shall have the rights to payment and the responsibilities as set forth in Section 13.3 of the Advisory Agreement.

Article 15

Assignment

This Agreement may be assigned by the Sub-Advisor (a) to an Affiliate with the consent of the Advisor, such consent not to be unreasonably withheld or delayed, provided that such Affiliate remains at all times thereafter an Affiliate of [Northcliffe Asset Management, LLC] or (b) in a manner meeting the conditions of Section 12.2(B)(2). This Agreement shall not be assigned by the Advisor without the consent of the Sub-Advisor, except in the case of (i) an assignment by the Advisor to the Company whereby the Sub-Advisor becomes the advisor to the Company or (ii) an assignment by the Advisor meeting the conditions of Section 12.2(B)(2) ..

Article 16

Indemnification and Limitation of Liability

The indemnification and limitation of liability provisions contained in the Advisory Agreement apply to both the Advisor and Sub-Advisor. Both Parties agree that neither will take any action inconsistent with such limitation of liability or indemnification provisions.

Article 17

Miscellaneous

17.1           Notices.  Any notice, request, demand, approval, consent, waiver or other communication required or permitted to be given hereunder or to be served upon any of the Parties hereto (each a “ Notice ”) shall be in writing and shall be (a) delivered in person, (b) sent by facsimile transmission (with the original thereof also contemporaneously given by another method specified in this Section 17.1 ), (c) sent by a nationally-recognized overnight courier service, or (d) sent by certified or registered mail (postage prepaid, return receipt requested), to the address of such Party set forth herein.

To the Advisor:

American Realty Capital Income Properties Advisors, LLC
405 Park Avenue
New York, New York 10022
Attention:  Nicholas S. Schorsch
Jesse Galloway

with a copy to (which shall not constitute Notice):

John A. Good, Esq.
Bass, Berry & Sims PLC
100 Peabody Place, Suite 900
Memphis, Tennessee 38103-3672
Telephone: (901) 543-5901
Facsimile: (888) 543-4644

To the Sub-Advisor:

Northcliffe Sub-Advisor, LLC
140 Broadway, 43rd Floor
New York, New York 10005
Attention: Gordan F. DuGan

with a copy to (which shall not constitute Notice):

John A. Good, Esq.
Bass, Berry & Sims PLC
100 Peabody Place, Suite 900
Memphis, Tennessee 38103-3672
Telephone: (901) 543-5901
Facsimile: (888) 543-4644

Either Party may at any time give Notice in writing to the other Party of a change in its address for the purposes of this Section 17.1. Each Notice shall be deemed given and effective upon receipt (or refusal of receipt).

17.2           Modification.  This Agreement shall not be amended, supplemented, changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by both Parties hereto, or their respective successors or permitted assigns.

17.3           Severability.  The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

17.4           Construction.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect, without regard to the principles of conflicts of laws thereof.

17.5           Entire Agreement.  This Agreement contains the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. In all events, nothing contained herein shall be read, construed, interpreted or applied in any manner that prevents or hinders the Company from qualifying as a real estate investment trust under Section 856(c) of the Code.

17.6           Waiver.  Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

17.7           Gender.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

17.8           Titles Not to Affect Interpretation.  The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

17.9           Counterparts.  This Agreement may be executed with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterpart signature pages or counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.

[The remainder of this page is intentionally left blank.
Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

American Realty Capital Income Properties
Advisors, LLC

By: /s/ William Kahane
William Kahane, President

Northcliffe Sub-Advisor, LLC

By: /s/ Gordon F. DuGan
Gordon F. DuGan, Chief Executive Officer

[Signature Page to Sub-Advisory Agreement between
American Realty Capital Income Properties Advisors, LLC and Northcliffe Sub-Advisor, LLC]